Exhibit 21.1

 SUBSIDIARIES OF AAR CORP. (1)

State of
Name of Corporation	Incorporation
AAR Services, Inc. (2)	Illinois
AAR Allen Services, Inc. (3)	Illinois
AAR Parts Trading, Inc. (4)	Illinois
AAR Engine Services, Inc. (5)	Illinois
AAR Aircraft Services, Inc. (6)	Illinois
AAR Aircraft & Engine Sales & Leasing (7)	Illinois
AAR International, Inc. (8)	Illinois
AAR Manufacturing Group, Inc. (9)	Illinois
Summa Technology, Inc. (10)	Alabama
AAR Aircraft Services – Miami, Inc. (11)	Florida
Aviation Maintenance Staffing, Inc.	Delaware

(1)	Subsidiaries required to be listed pursuant to Regulation S-K Item 601(b)(21).

(2)	Also does business under the names AAR Aircraft Services-Oklahoma and AAR Airframe Services-Roswell.

(3)	Also does business under the names AAR Landing Gear Services, AAR Aircraft Component Services and Mars Aircraft Radio.

(4)	Also does business under the names AAR Aircraft Turbine Center, AAR Allen Asset Management, AAR Defense Systems & Logistics, AAR Distribution, AAR Engine Sales & Leasing and AAR PMA Products.

(5)	Also does business under the name AAR Power Services.

(6)	Also does business under the name AAR Aircraft Services-Indianapolis.

(7)	Also does business under the names AAR Aircraft Sales & Leasing, AAR Aircraft Advisory Services and AAR Financial Services Corp.

(8)

Also does business under the names AAR Distribution International, AAR Aircraft Component Services, AAR Engine Group International, AAR Aircraft Group International, AAR Manufacturing Group International, AAR Defense-Waddington, U.K. and AAR Allen Group International.

(9)	Also does business under the names AAR Cargo Systems, AAR Mobility Systems, AAR Composites, AAR Brown and AAR ATICS.

(10)	Also does business under the name AAR Summa.

(11)	Also does business under the name AAR Aircraft Services-Miami.